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                                                                    Exhibit 4.17

ING CAPITAL  Internationale Nederlanden (U.S.) Capital Corporation
______________________________________________________________________________
                               December 28, 1995
HarCor Energy Inc.
Five Post Oak Park, suite 2220
Houston, Texas 77027
Attention:   Mark G. Harrington
             Chairman and Chief Executive Officer

Gentlemen:

     This letter sets forth the terms and conditions of the agreement between Internationale Nederlanden (U.S) Capital Corporation ("INCC") and HarCor Energy Inc. ("HarCor") relating to the payment of certain fees and reimbursable costs owed by HarCor to INCC in connection with the Amended and Restated Credit Agreement entered into as of July 19, 1995 between INCC and HarCor (the "Credit Agreement").

     By your execution of this letter agreement, it is agreed that payment of the fees and reimbursable costs owed by HarCor to INCC in connection with the Credit Agreement will be satisfied as follows:

     (1)  HarCor will:

          (i) pay to INCC, by wire transfer in immediately available funds, the amount of $137,654.71 ($37,654.71 of which is for reimbursement of the fees and expenses of counsel to INCC previously billed to HarCor in connection with the Credit Agreement, and at the request of INCC will be directly wired to INCC's Counsel); and

          (ii) deliver to INCC, 30,000 unregistered shares of HarCor Common Stock (the "Shares") which such Shares shall:

               (A) have been duly and validly issued by HarCor, fully paid and nonassessable and free from all taxes, liens and charges; and

               (B) be entitled to "piggy-back registration rights" if the Company proposes to file a Registration Statement for its own account of its common equity securities (other than (i) a Registration Statement on Form S-4 or S-8, or (ii) a Registration Statement filed in connection with an exchange offer or offering of securities solely to the Company's existing security holders). The Company would give INCC at least 30 days prior written notice of any filing and at the request of INCC would include the Shares in such registration, at the expense of the Company ("piggy-back registration rights"), subject to any limitations and priorities customarily set forth in similar registration rights granted by the Company.
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     (2) INCC will thereafter deliver to HarCor for cancellation: (i) that certain Warrant to purchase 76,000 shares of the common stock of HarCor at an exercise price of $5.50 with an expiration date of March 18, 1997; and
     (ii) that certain Warrant to purchase 50,000 shares of HarCor Common Stock with an exercise price of $4.75 and an expiration date of December 31, 1999.


     HarCor also acknowledges and agrees that the provisions in the Credit Agreement requiring HarCor to reimburse INCC for all costs and expenses relating to such Credit Agreement (including reasonable fees and expenses of counsel in addition to those referred to in paragraph (1) and to indemnify INCC and its directors, officers, and employees for liabilities in connection therewith, shall be applicable to this letter agreement and the transactions contemplated hereby and shall survive the termination of this letter agreement.


     This agreement shall terminate and INCC's obligations hereunder shall be of no further force and effect if HarCor shall not have performed its obligations under this letter agreement on or before December 31, 1995.

     No waiver of any provision of the Credit Agreement or any other Loan Document executed in connection therewith shall be deemed to have occurred by execution of this letter agreement nor shall this letter be deemed to amend, alter, modify or impair the Credit Agreement or such other Loan Documents. The terms and provisions of the Credit Agreement and all other Loan Documents executed in connection therewith are and shall remain in full force and effect and the same are hereby ratified and confirmed by the Borrower in all respects.

     This letter shall be governed by New York law. This letter shall not be delivered to any other party.


     Please evidence your agreement to and acceptance of the foregoing by signing and returning to us the enclosed copy of this letter.

                              Yours truly,

                              Internationale Nederlanden  (U.S)
                              Capital Corporation

                              By: /s/ Trond O. Rokhold
                                 --------------------------------
                                  Trond O. Rokholt
                                    Vice President

AGREED TO AND ACCEPTED
as of December 28, 1995

HarCor Energy, Inc.
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By: /s/ Mark G. Harrington
   ------------------------------------
  Mark G. Harrington
  Chairman and Chief Executive Officer